January 11, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (317)736-5022

Mr. Steven L. Bechman
President and Chief Executive Officer
Heartland Bancshares, Inc.
420 North Morton Street
Franklin, Indiana  46131

Re:	Heartland Bancshares, Inc.
	Form 10-KSB for the Fiscal Year Ended December 31, 2004
      Filed March 31, 2005
	File No. 333-32245

Dear Mr. Bechman:

	We have completed our review of your Form 10-KSB and have no further comments at this time.

							Sincerely,



							Donald A. Walker
							Senior Assistant Chief
Accountant